Ex. 5.1

April 16, 2021

Aytu BioPharma, Inc.

373 Inverness Parkway, Suite 206
Englewood, Colorado 80112

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Aytu BioPharma, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 105,449 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) that may be issued pursuant to the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan (the “Plan”).  The Plan was assumed by the Company in connection with the completion of certain transactions contemplated by the Agreement and Plan of Merger, dated as of December 10, 2020, by and among the Company, Neutron Acquisition Sub, Inc. and Neos Therapeutics, Inc.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/AWE/TMK